Exhibit 5.1

[LETTERHEAD OF PARKER POE ADAMS & BERNSTEIN LLP]

October 6, 2009

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re: Speedway Motorsports, Inc. 8 3/4% Senior Notes due 2016

Gentlemen:

We have acted as counsel to Speedway Motorsports, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $275,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2016 (the “Exchange Notes”) and the guarantees (the “Guarantees”) by the Guarantors (as defined below) of the Company’s obligations under the Exchange Notes. The Exchange Notes will be issued under an indenture dated as of May 19, 2009 (the “Indenture”) among U.S. Bank National Association, as trustee (the “Trustee”), the Company and the guarantors listed on the signature pages thereto (the “Guarantors” and, together with the Company, the “Issuers”). The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $275,000,000 aggregate principal amount of its outstanding 8 3/4% Senior Notes due 2016 (the “Private Notes”).

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have reviewed:

(i) the Registration Statement;

(ii) an executed copy of the Registration Rights Agreement, dated as of May 19, 2009, by and among the Issuers and the Initial Purchasers named therein (the “Registration Rights Agreement”);

(iii) an executed copy of the Indenture;

(iv) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), filed as an exhibit to the Registration Statement;

(v) the form of the Exchange Notes; and

(vi) the form of Guarantees.

Board of Directors

Speedway Motorsports, Inc.

October 6, 2009

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinion set forth herein is limited to the New York Business Corporation Law, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Georgia Limited Liability Company Act, the Kentucky Limited Liability Company Act, the North Carolina Business Corporation Act, the North Carolina Limited Liability Company Act, the Tennessee Revised Limited Liability Company Act and the Texas Corporation Law (including the statutory provisions of all of the foregoing, the applicable provisions of the constitutions of all of the foregoing states and reported judicial decisions interpreting the foregoing), and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of such other law on the opinion set forth herein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that when the Registration Statement has become effective under the Securities Act, the Indenture has been qualified under the Trust Indenture Act and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of the Private Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees (in the form examined by us) will constitute valid and binding obligations of the applicable Guarantors, enforceable against such applicable Guarantors in accordance with their terms, in each case, except to the extent enforcement might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals or such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

This opinion letter is delivered solely for your benefit in connection with the Exchange Offer and may not be used or relied upon by any other person or for any other purpose without our prior written consent in each instance. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Board of Directors

Speedway Motorsports, Inc.

October 6, 2009

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP